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EXHIBIT 11.1
                                 PEDIATRIC SERVICES OF AMERICA, INC.

                                  COMPUTATION OF EARNINGS PER SHARE


                                                            THREE MONTHS  ENDED DECEMBER  31,
                                                    -----------------------------------------------
                                                           PRIMARY               FULLY DILUTED
                                                    ----------------------   ----------------------
                                                      1996         1995         1996        1995
                                                    ----------  ----------   ----------  ----------
Weighted average common stock
   outstanding during the period..................  6,247,567   5,719,361    6,247,567      6,042,917
Options and warrants..............................    184,870     321,162      188,122        319,520
                                                   ----------  ----------   ----------     ----------
Total.............................................  6,432,437   6,040,523    6,435,689      6,362,437
                                                   ==========  ==========   ==========     ==========

Net income attributable to
  common and common equivalent shares:
   Net Income..................................... $1,656,308  $1,489,440   $1,656,308     $1,489,440
   Less accretion on redeemable preferred stock...          -      (6,097)           -         (6,097)
   Less preferred stock dividend..................          -     (51,450)           -        (51,450)

Net income attributable to common and
    common equivalent shares...................... $1,656,308  $1,431,893   $1,656,308     $1,431,893
                                                   ==========  ==========   ==========     ==========
Net income per common and common equivalent
    share......................................... $     0.26  $     0.24   $     0.26     $     0.23
                                                   ==========  ==========   ==========     ==========

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